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FOR IMMEDIATE RELEASE
March 29, 2000

                     Anker Coal Group Announces 1999 Results

       Morgantown, WV - Anker Coal Group, Inc. (the "Company") today reported adjusted EBITDA of $19.1 million for the year ended December 31, 1999, an increase of 120% from adjusted EBITDA of $8.7 million in 1998. Bruce Sparks, President of the Company, said "this substantial increase in adjusted EBITDA for 1999 is primarily due to the cost savings which the Company has been able to achieve through the use of contract miners at its deep mine operations." He added that "we are proud to report that the business plan implemented throughout 1999 to improve our operating performance has been successful."

       The cost per ton of operations and selling expenses decreased 13.6% from $22.43 per ton in 1998 to $19.37 per ton in 1999. This decrease resulted from the Company's use of contract miners at its deep mines and the idling of the Company's higher cost mining operations.

       The Company also reported revenues of $230.6 million for 1999, a decrease of 20.9% from revenues of $291.4 million in 1998. The decline in revenues was primarily attributable to planned reductions in coal production from the Company's operations in Webster County and Raleigh County, West Virginia.

       Gross profit for 1999 totaled $2.8 million, an increase of $6.0 million from the gross loss of $3.2 million in the prior year. Mr. Sparks noted that "the improvement in gross profit demonstrates the impact of the revised business plan and management's commitment to make the changes necessary to remain competitive in a challenging coal industry environment."

       Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation and non-recurring related expenses, loss on impairment of investment and restructuring charges, life insurance proceeds, financial restructuring charges and extraordinary items. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Gross profit represents coal sales and related revenue less cost of operations, selling expenses, depreciation, depletion and amortization.

       This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

       Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

       Contact Bruce Sparks, President, Anker Coal Group, Inc. at (304)
594-1616.